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EXHIBIT 99.1



CONTACTS:    Shiu Shao                          Philip Bourdillon/
             Chief Operating Officer            Eugene Heller
             Chief Financial Officer            Silverman Heller Associates
             (818) 848-5555                     (310) 208-2550


FOR IMMEDIATE RELEASE


OROAMERICA, INC. PLANS ADDITIONAL STOCK REPURCHASE

BURBANK, CALIFORNIA (JULY 16, 1999) -- OROAMERICA, INC. (NASDAQ NM: OROA) today announced that its Board of Directors has authorized the repurchase of up to an additional 300,000 shares of its outstanding common stock. The stock repurchases may be executed from time to time on the open market at prevailing prices, or off the market in negotiated transactions.

"We continue to believe that the intrinsic value of the Company is not reflected in its current market value," said Guy Benhamou, Chairman and Chief Executive Officer of OroAmerica. "Given our cash position, and with the stock trading at a substantial discount to book value, we consider the repurchase of shares to be a prudent use of shareholder assets."

Pursuant to a prior stock repurchase announcement in September 1998, the Company recently completed the repurchase of 300,000 shares of its common stock at an average price of approximately $7.80 per share. At April 30, 1999 there were approximately 6.3 million weighted-average common shares outstanding.

OroAmerica, Inc., with facilities in the United States and overseas, designs, manufactures and distributes gold and silver jewelry products.

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